EXHIBIT 10.6

Third Supplement
TO THE

MASTER CREDIT AGREEMENT

(2016 Term Loan)

THIS THIRD SUPPLEMENT TO THE MASTER CREDIT AGREEMENT (“Third Supplement”) is made and entered into as of September 28, 2016, by and between ABE SOUTH DAKOTA, LLC, a Delaware limited liability company (“Borrower”), and AGCOUNTRY FARM CREDIT SERVICES, PCA (“Lender”) in its capacity as Lender hereunder.  This Third Supplement supplements the Master Credit Agreement between Lender and Borrower dated as of December 29, 2015 (as the same may be amended, restated, or otherwise modified (other than by Supplements entered into pursuant to Section 1.02 thereof) from time to time, the “Master Agreement”)

RECITALS:

A.

Borrower has requested that Lender provide a $1.7 million term loan for the purpose of financing the purchase and installation of certain corn oil extraction equipment in Borrower’s Huron, South Dakota facility.

B.

Concurrently herewith, Borrower and Lender are entering into that certain Limited Waiver and First Amendment of Master Credit Agreement (“Master Agreement Amendment”) to waive and eliminate certain obligations of Borrower and to accommodate the additional capital expenditures associated with the project identified in Recital A above.

C.	Lender is willing to accommodate Borrower’s requests, subject to the terms and conditions hereof.

AGREEMENT:

1.Definitions.  Capitalized terms used and not otherwise defined in this Third Supplement have the meanings attributed to them below or in the Master Agreement.  Definitions in this Third Supplement control over inconsistent definitions in the Master Agreement, but only to the extent the defined terms apply to Loans under this Third Supplement.  Definitions set forth in the Master Agreement control for all other purposes.  As used in this Third Supplement, the following terms have the following meanings:

“2016 Term Loan” means the Loan made by Lender to Borrower under this Third Supplement.

“2016 Term Loan Maturity Date” means the earlier of (a) January 1, 2019, and (b) the date on which the Obligations have been declared or have automatically become due and payable, whether by acceleration or otherwise.

“2016 Term Loan Note” means the 2016 Term Loan Note made by Borrower payable to the order of Lender, dated the date hereof, in the initial aggregate principal amount of $1,700,000.

“Closing Date” means September 28, 2016, for purposes of this Third Supplement.

“Interest Election” has the meaning set forth in Section 5 of this Third Supplement.

“LIBOR” means the one month London interbank rate reported on the tenth day of the month by the Wall Street Journal from time to time in its daily listing of money rates, defined therein as “the average of interbank offered rates for dollar deposits in the London market based on quotations at five major banks.”  If a one month LIBOR rate is not reported on the tenth day of such month in the Wall Street Journal but is reported in a comparable publication, the LIBOR rate reported in such comparable publication shall apply, and if a one month LIBOR rate is not reported on the tenth day of such month in a comparable publication, the one month LIBOR rate reported in the Wall Street Journal on the first Business Day preceding the tenth day of such month will be used.  If the foregoing index is no longer available, Lender will select a new index which is based on materially similar information.

“Loan Commitment Amount” means $1,700,000.

“Margin” initially means three and one-half percentage points (3.50%) (350 basis points) and will be effective until such time as the aggregate principal balance of all Loans  and unfunded Commitment amounts under the Credit Agreement is (a) $20,000,000 or less, at which time the Margin will be reduced to three and one-quarter percentage points (3.25%), or (b) $15,000,000 or less, at which time the Margin will be further reduced to three percentage points (3.00%).  Each reduction in the Margin will become effective upon Borrower’s delivery to Agent of annual audited financial statements along with a written certification that the aggregate principal balance of the Loans and unfunded Commitments required for such reduction has been achieved.

“Master Agreement Amendment” has the meaning set forth in Recital B.

“Variable Rate” has the meaning set forth in Section 5 of this Third Supplement.

2.Effect of Third Supplement.  This Third Supplement supplements the Master Agreement, and along with the Master Agreement, sets forth the terms and conditions applicable to the 2016 Term Loan.

3.Conditions Precedent.  Lender will have no obligation under this Third Supplement until each of the following conditions precedent is satisfied or waived in accordance with Section 8.02 of the Master Agreement:

(a)	Lender has received Borrower’s payment of an upfront fee in the amount of $8,500;
(b)	Lender has received all fees and other amounts due and payable on or prior to the date hereof, including the fees and amounts for reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrower pursuant to any Loan Document or any other agreement with Lender;
(a)	Lender has received Borrower’s counterpart of the following documents and instruments, each duly executed and delivered by Borrower:
(1)	this Third Supplement and the 2016 Term Loan Note; and

(2)the Master Agreement Amendment.

(b)	Lender has received the following additional documents and instruments:
(1)

copies of favorable UCC, tax, judgment, bankruptcy and fixture lien search reports (or other evidence of the same satisfactory to AgCountry) in all necessary or appropriate jurisdictions and under all legal and trade names of Borrower and all other parties requested by AgCountry, indicating that there are no Liens on any of the Collateral other than Permitted Encumbrances;

(2)

certified copies of the articles of organization or other charter documents of Borrower, together with certificates of good standing or existence from the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of organization of Borrower and each other jurisdiction where Borrower is required to be qualified to do business as a foreign entity; and

(3)

a certificate, dated as of the date hereof and signed by an appropriate Responsible Officer, attaching and certifying copies of the bylaws or similar documents, and appropriate resolutions authorizing the execution, delivery and performance of the Transaction Documents and certifying the name, title and the signature of each officer executing the Transaction Documents.

(c)	the representations and warranties set forth in the Master Agreement and each of the Loan Documents are true and correct in all material respects as of the date hereof;
(d)	all conditions precedent in the Master Agreement and each other Loan Document have been satisfied or waived in accordance with Section 8.02 of the Master Agreement; and
(e)	no Default or Event of Default has occurred and is continuing.

4.Scheduled Payments.

(a)Interest on the unpaid principal amount of the 2016 Term Loan will be due and payable in arrears on the first day of each calendar quarter beginning on January 1, 2017.

(b)The 2016 Term Loan will be repaid in principal installments of $212,500 each due and payable on the first Business Day of each calendar quarter beginning April 1, 2017, together with accrued and unpaid interest, and one balloon payment on the 2016 Term Loan Maturity Date in the amount of the remaining principal amount of the 2016 Term Loan then outstanding along with all interest then accrued and unpaid.

5.Interest.

(a)Interest will accrue on the unpaid principal amount of the 2016 Term Loan at a variable interest rate equal to LIBOR plus the Margin (the “Variable Rate”).  Alternatively, Borrower may elect (an “Interest Election”), from time to time, any one or more of the fixed or adjustable interest rates available from Lender at the time of the election.  The elected rate must be applied to amounts of not less than $1,000,000 owing on the 2016 Term Loan, as set forth below, and interest on such amounts shall accrue at such rate selected by Borrower during the related interest period.  Interest shall accrue at the Variable Rate for any portion of the 2016 Term Loan for which no Interest Election is in effect.  The rates available to Borrower for election will be based on Lender’s cost of funds plus the Margin in effect from time to time.

(b)To make an Interest Election, Borrower will give Lender prior written notice (or telephonic notice promptly confirmed in writing) of its Interest Election, in the form of Exhibit 1A attached hereto, or such other method as Lender may authorize from time to time, no later than five (5) Business Days prior to the desired effective date (which shall be a Business Day) of such election.  Borrower may make such Interest Elections at any time and from time to time, without penalty, except as otherwise provided in the Loan Documents; provided, that Borrower may not elect an interest rate in which the related Interest Period for such interest rate would extend beyond the 2016 Term Loan Maturity Date.  Lender will determine the rate of interest in effect from time to time pursuant to this Section 5 and will notify Borrower of the same, in writing, upon any request by Borrower.  Lender’s determination of the rate of interest hereunder shall be deemed conclusive, absent manifest error.  Borrower acknowledges that the terms of the Master Agreement, this Third Supplement or any other Loan Document may require Borrower to pay a prepayment premium.

6. 2016 Term Loan Note.  The 2016 Term Loan will be evidenced by Borrower’s 2016 Term Loan Note, and repaid in accordance with this Third Supplement and the 2016 Term Loan Note.

7.Prepayment Fees.  In addition to the prepayment provisions set forth in the Master Agreement, in the event any portion of the 2016 Term Loan for which an Interest Election has been made is paid, in whole or in part, prior to the end of the applicable Interest Period, whether voluntarily or involuntarily (including any prepayment effected by Lender’s exercise of any right to accelerate), or if Borrower changes its Interest Election under Section 5(b) of the Third Supplement with respect to the 2016 Term Loan prior to the end of the related Interest Period, Borrower shall pay to Lender a prepayment fee in an amount which would result in Lender being made whole (on a present value basis) for the actual or imputed funding losses incurred by Lender as a result of such early repayment.  Such fees will be calculated in accordance with methodology established by Lender (a copy of which will be made available to the Borrower upon request).  This foregoing amount is due and payable immediately upon receipt of any such prepayment. Borrower agrees that this prepayment fee is paid as a fee for the right to prepay and not as liquidated damages or a penalty.

8. Counterparts.  This document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same document. A facsimile or electronic copy of a signature shall be as binding as an original signature.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Third Supplement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:

ABE SOUTH DAKOTA, LLC

By:  /s/ Richard R. Peterson

Name: Richard R. Peterson

Title:   President and Chief Executive Officer

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, PCA

By:  /s/ Randolph L. Aberle

Name:  Randolph L. Aberle

Title:    Senior Vice President

Agribusiness and Capital Markets

SIGNATURE PAGE TO THIRD SUPPLEMENT TO THE

MASTER CREDIT AGREEMENT

EXHIBIT 1A

INTEREST ELECTION

[Date]

AgCountry Farm Credit Services, PCA

Post Office Box 6020

1900 44th Street South

Fargo, North Dakota 58108

Attention:  Randolph L. Aberle

Dear Mr. Aberle:

Reference is made to the Master Credit Agreement and Third Supplement thereto, dated as of December 29, 2015, and September 28, 2016, respectively (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and AgCountry Farm Credit Services, PCA, as Lender.  Terms defined in the Credit Agreement are used herein with the same meanings.  This notice constitutes an Interest Election pursuant to Section 5(b) of the Third Supplement to the Credit Agreement, and Borrower hereby elects [a rate available from Lender at the time of the election] for application to $_______________ in principal amount now outstanding under the 2016 Term Loan, and in that connection Borrower specifies the following information with respect to the amount to be converted or continued as requested hereby:

The effective date of election (which is a Business Day) 1:

Very truly yours,

ABE SOUTH DAKOTA, LLC

By:

Name:

Title:

[1] Not less than $1,000,000 and an integral multiple of $100,000.

1A-1

TERM LOAN NOTE

$1,700,000September 28, 2016

Fargo, North Dakota

FOR VALUE RECEIVED, the undersigned, ABE SOUTH DAKOTA, LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to the order of AgCountry Farm Credit Services, PCA (together with any subsequent holder hereof, “Lender”) or its successors and assigns, at Post Office Box 6020, 1900 44th Street South, Fargo, North Dakota 58108, (a) on the 2016 Term Loan Maturity Date (as defined in the Master Credit Agreement between Borrower and Lender dated as of December 29, 2015 and the Third Supplement to the  Master Credit Agreement (2016 Term Loan) between Borrower and Lender dated the date hereof (collectively, and as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the principal sum of One Million Seven Hundred Thousand and No/100 Dollars ($1,700,000.00) or so much of the unpaid principal amount of the 2016 Term Loan (as defined in the Credit Agreement) as has been advanced by Lender to Borrower pursuant to the Credit Agreement, and (b) on each date specified in the Credit Agreement prior to the 2016 Term Loan Maturity Date, the principal amount of the 2016 Term Loan payable to Lender on such date as specified therein, in lawful money of the United States of America in immediately available funds, and to pay interest from the Closing Date on the unpaid principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. Borrower also promises to pay Default Interest (as defined in the Credit Agreement), on demand, on the terms and conditions set forth in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of Lender.

All borrowings evidenced by this 2016 Term Loan Note and all payments and prepayments of the principal hereof and the date thereof shall be recorded by Lender in its internal records; provided, that the failure of Lender to make such a notation or any error in such notation will not affect the obligations of Borrower to make the payments of principal and interest in accordance with the terms of this 2016 Term Loan Note and the Credit Agreement.

This 2016 Term Loan Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, all upon the terms and conditions therein specified.

THIS TERM LOAN NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

ABE SOUTH DAKOTA, LLC

By:    /s/ Richard R. Peterson

Name: Richard R. Peterson

Title:    President and Chief Executive Officer